Exhibit 99.1

DEL MONTE FOODS REACHES AGREEMENT TO SELL CONSUMER PRODUCTS

BUSINESS AND FOCUS ON PET PRODUCTS

Del Monte Pacific Limited agrees to acquire Consumer Products business for $1.675 billion to continue segment’s recent success

Del Monte Foods will focus on capturing growth in expanding $20 billion pet food and snack market

(San Francisco) October 10, 2013 – Del Monte Foods today announced that it has reached an agreement to sell its Consumer Products business to Del Monte Pacific Limited (“DMPL”) (Bloomberg: DELM SP, DMPL PM) for $1.675 billion. Given the distinct operations and markets of Del Monte Foods’ two segments, Pet Products and Consumer Products, a sale of the Consumer Products segment to DMPL will ensure that both business units are best positioned for growth in their respective markets. Upon closing, Del Monte Foods will change its name to reflect its focus on the pet products market.

DMPL owns the Del Monte® brand in the Philippines and is the exclusive licensee on the Indian Sub-Continent for processed products, and is the owner of the S&W® brand outside of the Americas for both processed products and fresh produce. The company is publicly traded in Singapore and the Philippines and has been a long-term supplier of processed pineapple to Del Monte Foods.

“Over the last two years, we have made significant investments – operationally, strategically and organizationally – to build the Consumer Products and Pet Products segments into businesses capable of capturing the significant opportunity available to each,” said Dave West, CEO of Del Monte Foods. “We believe DMPL is the right company to build on the Consumer Products segment’s recent success and achieve its next phase of growth, and we look forward to focusing on expanding our Pet Products business, which operates in one of the most attractive categories across the U.S. consumer packaged goods industry.”

Del Monte Foods has agreed to sell the Consumer Products business in order to focus its resources and efforts on capturing continued growth opportunities in its Pet Products business, which participates in an expanding $20 billion Pet category, through greater emphasis on pet snacks and the pet specialty channel. This agreement comes after a strategic review that determined a sale of the Consumer Products business provided the best opportunities for the growth and stewardship of the company’s two differentiated business portfolios.

DMPL is acquiring Del Monte Foods’ strong portfolio of leading consumer packaged goods brands, which generate approximately $1.8 billion of annual sales, as well as an established business model with talented and dedicated employees. Del Monte Foods’ Consumer Products brands hold leading positions in numerous packaged goods categories, including #1 branded market share positions in major fruit and vegetable categories and #2 positions in tomato and broth categories. Del Monte Foods Consumer Products brands’ leading branded market position in the fruit and vegetable segments immediately provides DMPL with significant scale and reach.

Del Monte Foods’ Pet Products brands already have strong market share positions across pet food and pet snack categories. Del Monte Foods anticipates that the continued heightened importance of pets as part of the family, as well as higher consumer spending on more premium pet products, will continue to drive market expansion. The announced sale will allow Del Monte Foods to execute and place greater emphasis on its long-term strategy to strengthen the pet food and pet snacks brand portfolio, building on the recent acquisition of pet specialty brand Natural Balance®.

The transaction is expected to close by early calendar year 2014.

Morgan Stanley & Co LLC and Centerview Partners are acting as financial advisors and Simpson Thacher & Bartlett LLP is acting as legal advisor to Del Monte Foods.

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating over $3.8 billion in net sales in fiscal 2013. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ’n Bits®, Milk-Bone®, 9Lives®, Natural Balance®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, College Inn®, S&W® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.®

Forward Looking Statements

Statements made in this press release which are not historical facts – including any statements about Del Monte Foods’ beliefs, plans or expectations – are forward-looking statements and are based on management’s current plans, estimates and projections as of the date of this press release. Del Monte Foods does not undertake to update any of these statements in light of new information or future events except as may be required by law. Forward-looking statements involve inherent risks and uncertainties and investors should not place undue reliance on them. There are a number of important factors that could cause actual results to differ materially from those contained in such statements. These factors are described in more detail in our filings with the SEC.

Contacts

Christina Stenson / Alex Yankus, Brunswick Group for Del Monte Foods, 415-671-7676

Chrissy Trampedach, Del Monte Foods, 415-247-3240, media.relations@delmonte.com

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